Exhibit 99.1

Source:	BNC Bancorp

Contact:	Richard D. Callicutt II
President and CEO
336-869-9200

BNC Bancorp Announces Cash Dividend

HIGH POINT, N.C., Jan. 22, 2014 -- The Board of Directors of BNC Bancorp (NASDAQ: BNCN), announced the declaration of a quarterly dividend on its common stock of $0.05 per share. This dividend is payable on February 28, 2014, to shareholders of record as of February 14, 2014. The $0.05 per share dividend rate is the same as the rate declared in the previous quarters of 2013.

BNC Bancorp shareholders may take advantage of the Company's Dividend Reinvestment Plan. This program provides a convenient, economical way for shareholders to increase their holdings of the Company's common stock.

To enroll in BNC Bancorp's Dividend Reinvestment Plan, shareholders must have their stock certificate numbers and complete an enrollment form. Enrollment forms and a summary of the plan are available from Registrar and Transfer Company by calling (800) 368-5948.

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $3.2 billion-asset commercial bank. Bank of North Carolina provides banking and financial services to individuals and businesses through its 39 full-service banking offices in North and South Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp's common stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

Please visit our website at www.bankofnc.com.